Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237610

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 8, 2020)

$100,000,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated April 8, 2020, filed as a part of our registration statement on Form S-3 (File No. 333-237610), as previously supplemented by our prospectus supplement dated April 8, 2020, or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

Under the Prior Prospectus, we initially registered up to $50,000,000 of our Common Stock, $0.001 par value per share, for offer and sale pursuant to a Sales Agreement, dated April 8, 2020, or the Sales Agreement, between us and A.G.P./Alliance Global Partners, or AGP. From April 8, 2020 through the date of this prospectus supplement, we sold an aggregate of 52,986,301 shares of our Common Stock for an aggregate purchase price of $35,275,680 under the Prior Prospectus. As of the date of this prospectus supplement, we are increasing the aggregate amount of Common Stock that we are offering pursuant to the Sales Agreement, such that we are offering up to an aggregate of $100,000,000 of our Common Stock for sale under the Sales Agreement, including the shares of Common Stock previously sold, or $64,724,320 from and after the date hereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is September 4, 2020.